Exhibit 99.1


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                                  PCS ONE, INC.
                             Bayport One, Suite 400
                      West Atlantic City, New Jersey 08232

        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                   PROXY CARD

       SPECIAL MEETING OF SHAREHOLDERS -- FEBRUARY [15], 1997, 10:00 a.m.

      The undersigned hereby appoints _____________________, and each of them (with full power to act alone), as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorized them to represent and to vote, as designated below, the shares of Class I Common Stock, Class II Common Stock and Series A Convertible Preferred Stock of PCS One, Inc. (the "Company") held of record by the undersigned on the record date of January 20, 1997, at the Special Meeting of Shareholders to be held on February [15], 1997, at the offices of the Company in West Atlantic City, New Jersey, and at any postponements or adjournments thereof, all as in accordance with the Notice of Special Meeting and Prospectus and the Proxy Statement furnished with this Proxy.

1. PROPOSAL TO APPROVE AND ADOPT an amendment to the Amended and Restated Certificate of Incorporation of the Company, as further amended, to increase the number of Reserve Shares, as defined in Exhibit A thereto, from 475,000 to 2,475,000 (the "Amendment"), such increase representing the Bonus Options addressed in Proposal 3 below. The issuance of the Bonus Options is specifically conditioned upon approval of the Amendment:

                /  / FOR      /  / AGAINST       /  / ABSTAIN

2. PROPOSAL TO APPROVE AND ADOPT the grant and issuance of Reserve Share Options to certain officers, directors and consultants of the Company integral to the formation and viability of the Company for an aggregate of 475,000 shares of Class II Common Stock of the Company, par value $.01 per share:

                /  / FOR      /  / AGAINST       /  / ABSTAIN

3. PROPOSAL TO APPROVE AND ADOPT the grant and issuance of Bonus Options to certain officers and directors of the Company integral to the consummation of the transactions contemplated by the Merger for an aggregate of 2,000,000 shares of Class II Common Stock of the Company, par value $.01 per share. The issuance of the Bonus Options is specifically conditioned upon approval of the Amendment addressed in Proposal 1 above:

                /  / FOR      /  / AGAINST       /  / ABSTAIN


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4.   PROPOSAL TO APPROVE AND ADOPT the merger of the Company with and into D & E
     Communications, Inc. ("D & E"), where D & E would survive (the "Merger"), described in the accompanying Prospectus and Proxy Statement, which will be effected pursuant to an Agreement and Plan of Reorganization dated as of December 12, 1996, by and between the Company and D & E:

                /  / FOR      /  / AGAINST       /  / ABSTAIN

5. IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND AT ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

     This Proxy, if properly executed and received in time for the voting, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the Proposals addressed herein.

     Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If partnership, please sign in partnership name by authorized person.


                                    Signature

                           Signature, if jointly held

                 Dated:___________________________________, 1997

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE



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